Exhibit 99.1

IRADIMED CORPORATION Announces $10 Million Share Repurchase Program

Winter Springs, Florida, January 28, 2016 — IRADIMED CORPORATION (NASDAQ:IRMD) announced today that its Board of Directors has approved a stock repurchase program, authorizing the repurchase of up to $10 million of the Company’s common stock through January 28, 2017.

The Company intends to use cash on hand, investments and cash generated from operations to fund the share repurchase program. As of December 31, 2015, the Company had cash, cash equivalents and investments of approximately $27 million.

The timing and amount of the repurchases will be subject to applicable legal requirements including federal and state securities laws. Purchases will be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or in privately negotiated transactions. Any repurchased shares will be available for general corporate purposes.

About IRADIMED CORPORATION

IRADIMED CORPORATION is the only known provider of non-magnetic intravenous (“IV”) infusion pump systems that are specifically designed to be safe for use during magnetic resonance imaging (“MRI”) procedures. We were the first to develop an infusion delivery system that neutralizes the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency (“RF”) interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our MRidium MRI compatible IV infusion pump system has been designed with a patented non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com